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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of KBW, Inc.:

        We consent to the inclusion in amendment no. 3 to this registration statement on Form S-1 (No. 333-136509) of our report dated August 10, 2006 except notes 2(m), 12 and 15 to the consolidated financial statements, which are as of November 1, 2006, with respect to the consolidated statements of financial condition of KBW, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in mandatorily redeemable common stock, and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

New York, New York
November 3, 2006

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm